Exhibit 23.3

Guangdong Jia Mao Law Firm

No. 1 Qifeng Rd

Dongguan Guotai Building 15th Floor 1515-1517

Guangdong, China

June 2, 2022

Re: Consent Letter on Dogness (International) Corporation – Form F-3

We are qualified lawyers of the People’s Republic of China (the “PRC”; for the purpose of this consent only, the PRC shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

We have acted as the PRC counsel to Dogness (International) Corporation (the “Company”), a company incorporated under the laws of the British Virgin Islands in connection with the offering of an aggregate of 3,636,364 Class A common shares, par value $0.002 per share (each a “Common Share”) and warrants to purchase 2,181,819 Common Shares pursuant to a Securities Purchase Agreement, dated June 1, 2022, as well as a Registration Statement on Form F-3 (file number 333-229505) (“Registration Statement”) that was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on February 13, 2019, the prospectus included in the Registration Statement (the “Prospectus”), and the prospectus supplement dated June 1, 2022 (the “Prospectus Supplement”) to be filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

We hereby consent to the use of this opinion as an exhibit to the Registration Statement (as an exhibit to a Report of Foreign Private Issuer on Form 6-K that is incorporated by reference in the Registration Statement) and to the use of our name in the Prospectus and Prospectus Supplement constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Sincerely yours,

/s/ Guangdong Jia Mao Law Firm
Guangdong Jia Mao Law Firm